SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated November 28, 2006)	File No. 333-138979

$650,000,000 0.50% Convertible Senior Notes due 2011

$650,000,000 0.625% Convertible Senior Notes due 2013

This supplement no. 1 supplements our prospectus dated November 28, 2006 relating to the resale from time to time by certain selling securityholders of up to $650,000,000 principal amount of 0.50% Convertible Senior Notes due 2011 (the “2011 notes”), $650,000,000 principal amount of 0.625% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this supplement no. 1 in conjunction with the prospectus. This supplement no. 1 is qualified by reference to the prospectus, except to the extent that the information in this supplement no. 1 supersedes that information.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Calamos Global Growth and Income Fund LP(5)	$310,000.00	3,999.74	3,999.74
Jefferies & Co. Inc.(3)	15,000,000.00	193,536.00	193,536.00
KBC Convertibles MAC 28 Limited(4)(6)	1,000,000.00	12,902.40	12,902.40
KBC Diversified Fund, a segregated portfolio of KBC Diversified Fund, SPC(4)(6)	2,750,000.00	35,481.60	35,481.60
Lydian Global Opportunities Master Fund Limited	14,000,000.00	180,633.60	180,633.60
North Dakota State Investment Board(5)	750,000.00	9,676.80	9,676.80
Old Lane Cayman Master Fund LP(7)	11,375,000.00	146,764.80	146,764.80
Old Lane HMA Master Fund LP(7)	2,884,000.00	37,210.52	37,210.52
Old Lane US Master Fund LP(7)	3,991,000.00	51,493.48	51,493.48
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(8)	3,660,000.00	47,222.78	47,222.78
Rhythm Fund Ltd.(4)(6)	1,250,000.00	16,128.00	16,128.00
South Dakota Retirement System(9)	3,000,000.00	38,707.20	38,707.20

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 12.9024 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.9024 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling securityholder, which are referred to in the table below.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	Nick Calamos is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(6)	Carlo Georg (Chief Investment Officer) of KBC Aim Ltd. is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(7)	Jonathan Barton is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(8)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(9)	Dan Frasier and Ross Sandine are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Altma Fund Sicav Plc in Respect of Trinity Sub Fund	$3,125,000.00	41,009.38	41,009.38
AM International E MAC 63 Ltd.	6,925,000.00	90,876.78	90,876.78
AM Master Fund I, LP	12,975,000.00	170,270.93	170,270.93
Aventis Pension Master Trust(5)	355,000.00	4,658.67	4,658.67
Banc of America Securities LLC(3)(6)	9,751,000.00	127,962.37	127,962.37
Boilermakers - Blacksmith Pension Trust(5)	1,200,000.00	15,747.60	15,747.60
Canyon Capital Arbitrage Master Fund, Ltd.(4)(7)	11,900,000.00	156,163.70	156,163.70
Canyon Value Realization Fund, L.P.(4)(7)	6,300,000.00	82,674.90	82,674.90
Canyon Value Realization MAC 18, Ltd. (RMF)(4)(7)	700,000.00	9,186.10	9,186.10
CEMEX Pension Plan(5)	200,000.00	2,624.60	2,624.60
Citadel Equity Fund Ltd.(4)(8)	67,500,000.00	885,802.50	885,802.50
Citigroup Global Markets Inc.(3)	5,000,000.00	65,615.00	65,615.00
Delta Airlines Master Trust(5)	950,000.00	12,466.85	12,466.85
Delta Pilots Disability and Survivorship Trust(5)	475,000.00	6,233.43	6,233.43
Dorinco Reinsurance Company(5)	1,075,000.00	14,107.23	14,107.23
JP Morgan Securities(3)	7,835,000.00	102,818.71	102,818.71
Knoxville Utilities Board Retirement System(5)	165,000.00	2,165.30	2,165.30
Louisiana Workers’ Compensation Corporation(5)	135,000.00	1,771.61	1,771.61
Lyxor/AM Investment Fund Ltd.	1,975,000.00	25,917.93	25,917.93
Macomb County Employees’ Retirement System(5)	375,000.00	4,921.13	4,921.13
Merrill Lynch, Pierce, Fenner & Smith(3)	13,604,000.00	178,525.29	178,525.29
Old Lane Cayman Master Fund LP(9)	9,350,000.00	122,700.05	122,700.05
Old Lane HMA Master Fund LP(9)	2,380,000.00	31,232.74	31,232.74
Old Lane US Master Fund LP(9)	3,270,000.00	42,912.21	42,912.21
Partners Group Alternative Strategies PCC Ltd.(10)	2,170,000.00	28,476.91	28,476.91
Port Authority of Allegheny County Consolidated Trust Fund(5)	68,000.00	892.36	892.36
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(5)	840,000.00	11,023.32	11,023.32
Prisma Foundation(5)	200,000.00	2,624.60	2,624.60
Royal Bank of Canada(4)	14,000,000.00	183,722.00	183,722.00
The Canyon Value Realization Fund (Cayman) Ltd.(4)(7)	16,100,000.00	211,280.30	211,280.30
The Cockrell Foundation(5)	95,000.00	1,246.69	1,246.69
The Dow Chemical Company Employees’ Retirement Plan(5)	2,200,000.00	28,870.60	28,870.60
Union Carbide Retirement Account(5)	1,150,000.00	15,091.45	15,091.45
Univar USA Inc. Retirement Plan(5)	575,000.00	7,545.73	7,545.73

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 13.1230 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as provided below, excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 13.1230 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling securityholder, which are referred to in the table above.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	Nick Calamos is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(6)	Banc of America Securities LLC was one of the initial purchasers of the 2013 notes.

(7)	Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(8)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(9)	Jonathan Barton is the natural person who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

(10)	Nathanial Brown and Robert Richardson are the natural persons who may exercise voting power and investment control over this selling securityholder’s notes and common stock issuable upon the conversion of the notes.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than as noted in footnote 6 of the table related to the 2013 notes. None of the selling securityholders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

See “RISK FACTORS” beginning on page 5 of the prospectus for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is December 28, 2006.